MDU Resources Reports Third Quarter Earnings, Increases Guidance

BISMARCK, N.D. — Nov. 2, 2023 — MDU Resources Group, Inc. (NYSE: MDU) today reported third quarter earnings on a generally accepted accounting principles (GAAP) basis of $74.9 million, or 37 cents per share, compared to third quarter 2022 GAAP earnings of $147.9 million, or 73 cents per share.

Third quarter 2023 income from continuing operations, which reflects the May 31 spinoff of Knife River Corporation, was $78.2 million, or 38 cents per share, compared to third quarter 2022 income from continuing operations of $42.3 million, or 21 cents per share.

When adjusting for items related to the spinoff of Knife River, including the unrealized gain on the approximately 10% retained shares, as well as adjusting for items related to the company’s strategic initiatives, MDU Resources’ third quarter adjusted income from continuing operations was $58.6 million, or 29 cents per share, compared to third quarter 2022 adjusted income from continuing operations of $42.3 million, or 21 cents per share.

“We continue to see very strong results from all our companies,” said David L. Goodin, president and CEO of MDU Resources. “Our construction services business had record third quarter earnings and EBITDA. Our pipeline business also had record third quarter earnings and natural gas transportation volumes. Our electric utility saw significant commercial retail volume increases related to serving a data center in its territory and has filed a request with the North Dakota Public Service Commission to serve another data center that is expected to come on line in 2024.”

Today, in addition to announcing third quarter results, MDU Resources announced in a separate news release that it intends to pursue a tax-free spinoff of its construction services subsidiary, MDU Construction Services Group. MDU Resources intends to become a pure-play energy delivery business.

For the nine months ended Sept. 30, 2023, MDU Resources had earnings on a GAAP basis of $244.0 million, or $1.20 per share, compared to GAAP earnings of $250.4 million, or $1.23 per share for the same period in 2022.

Income from continuing operations for the same period in 2023 was $309.7 million, or $1.52 per share, compared to $146.9 million, or 72 cents per share, for the nine months ended Sept. 30, 2022.

For the nine months ended Sept. 30, 2023, income from continuing operations when adjusted for the items previously noted was $205.9 million, or $1.01 per share, compared to adjusted income from continuing operations of $146.9 million, or 72 cents per share, for the same period in 2022.

Results at each of MDU Resources’ businesses were positively impacted for the first nine months of the year on a noncash basis by higher investment returns on nonqualified benefit plans. Collectively through Sept. 30, the positive earnings variance is approximately $15.9 million, or 8 cents per share, compared to the same period in 2022. The company attributes this change in investment returns to fluctuations in the financial markets.

For an explanation of non-GAAP adjustments, see the "Non-GAAP Financial Measures" section in this news release.

“With the outstanding performance we've seen for the first nine months of the year and continued strength of our operations, we are increasing our guidance for 2023 results,” Goodin said.

Regulated Energy Delivery Highlights
Electric and Natural Gas Utility
The electric and natural gas utility earned $3.2 million in the third quarter, compared to $3.5 million in the third quarter of 2022.

Residential electric use decreased during the quarter with cooler temperatures, however commercial volumes were higher primarily from a data center that came on line earlier this year in the company’s service territory. Total electric retail sales volumes were 36.6% higher compared to the same period last year while natural gas retail sales volumes were 9.3% lower.

Higher utility operation and maintenance expense, primarily payroll-related costs, negatively impacted earnings, which was largely offset by rate relief in certain electric and natural gas jurisdictions.

Regulatory update:
•New North Dakota electric rates took effect July 1, as approved June 6 by the North Dakota Public Service Commission, allowing for a 7.4% revenue increase of $15.3 million.
•New Idaho natural gas rates took effect July 1, as approved June 30 by the Idaho Public Utilities Commission, allowing for a 0.73% revenue increase of $3.1 million.
•New Montana electric rates took effect Oct. 1, as approved Aug. 8 by the Montana Public Service Commission, allowing for a 9.1% annual revenue increase of $6.1 million.
•On Aug. 15, the utility filed with the South Dakota Public Utilities Commission an electric rate case requesting a 17.3% revenue increase of $3 million.
•On Aug. 15, the utility filed with the South Dakota Public Utilities Commission a natural gas rate case requesting an 11.2% revenue increase of $7.4 million.
•On Oct. 2, the utility filed with the North Dakota Public Service Commission an electric service agreement request to serve an additional data center in its service territory.
•On Nov. 1, the utility filed with the North Dakota Public Service Commission a natural gas rate case requesting a 7.5% revenue increase of $11.6 million.

The company's new Heskett Unit IV, an 88-megawatt natural gas-fired, simple-cycle combustion turbine electric generating facility near Mandan, North Dakota, is undergoing performance and environmental testing. It is expected to be fully operational before year-end.

Pipeline
The pipeline business had record third quarter earnings of $11.9 million, compared to $9.8 million in the third quarter of 2022. Results were positively impacted by:
•Record quarterly natural gas transportation volumes, largely from increased contracted volume commitments on its North Bakken Expansion project that was placed in service in February 2022.
•Higher storage-related revenues.
•The implementation of new transportation and storage settlement rates, which are pending FERC approval.

The company began construction in the second quarter on three pipeline expansion projects. Two of those projects were placed in service on Nov. 1 and will add natural gas transportation capacity of 119 million cubic feet per day. The third project is expected to be complete in early 2024, adding an additional 175 million cubic feet per day.

Regulatory update:
•The company settled its rate case with customers and FERC staff, and it implemented the new transportation and storage service rates as of Aug. 1. The rates, which are pending final FERC approval, are expected to result in a 7% revenue increase of approximately $10 million on an annual basis.

•On Oct. 19, the company received FERC approval for its Wahpeton Expansion project in eastern North Dakota. The project, expected to cost approximately $75 million, will allow for an additional 20 million cubic feet per day of natural gas transportation capacity. It is supported by long-term customer commitments and is expected to be in service in late 2024.

Construction Services Highlights
The construction services business had record third quarter earnings of $36.0 million, up 29% compared to earnings of $28.0 million in the third quarter of 2022. It also had record EBITDA of $58.0 million in third quarter 2023, compared to EBITDA of $43.9 million in third quarter 2022.

The company experienced continued strong demand for its institutional construction services work, particularly for health care and government clients, as well as higher demand for utility-related transmission and distribution work. Margins increased due to efficiency gains on projects. The earnings increase was somewhat offset by higher labor costs and interest expense.

Backlog for construction services remained strong at $1.85 billion as of Sept. 30, compared to $2.0 billion at Sept. 30, 2022.

Discontinued Operations and Adjusted Earnings
On May 31, 2023, MDU Resources completed a spinoff of approximately 90% of the outstanding shares of its construction materials subsidiary, Knife River Corporation, which became an independent, publicly traded company. MDU Resources has reported Knife River’s results and the transaction costs and certain interest expenses associated with the spinoff as discontinued operations, and MDU Resources’ prior period results have been restated to reflect the spinoff. The unrealized gains from the retained shares of Knife River’s outstanding stock are reported as part of MDU Resources’ continuing operations in its Other segment.

MDU Resources is reporting adjusted income from continuing operations that excludes the unrealized gain on the retained shares of Knife River as well as costs associated with MDU Resources' strategic initiatives. Adjusted income from continuing operations is a non-GAAP measure. The “Non-GAAP Financial Measures” section of this news release explains the earnings adjustments. More information about MDU Resources’ strategic initiatives can be found on the company’s website at www.mdu.com.

Guidance
Because of MDU Resources’ strategic initiatives, the company is providing guidance for its 2023 results by business. It also is raising guidance for 2023 as it now expects:
•Earnings from its regulated energy delivery businesses in the range of $155 million to $165 million, up from $150 million to $160 million.
•Construction services revenues in the range of $2.80 billion to $3.00 billion, with higher margins compared to 2022, and EBITDA of $210 million to $230 million, up from $200 million to $225 million.

Conference Call
MDU Resources’ management will discuss on a webcast at 2 p.m. EDT today the company’s third quarter results and the planned spinoff of MDU Construction Services Group. The webcast can be accessed at www.mdu.com under the “Investor Relations” heading. Select “Events & Presentations,” and click on “3Q 2023 Earnings Conference Call.” A replay of the webcast will be available at the same location.

MDU Resources also will postpone its Analyst and Investor Day, originally slated for Nov. 21, until late in the first quarter of 2024 to provide more details on the planned spinoff of MDU Construction Services Group.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides essential products and services through its regulated energy delivery and construction services businesses. For more information about MDU

Resources, see the company’s website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095
Financial Contact: Brent Miller, assistant treasurer, 701-530-1730

Forward-Looking Statements
The information in this news release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, there is no assurance the company’s projections, including estimates for growth, shareholder value creation and financial guidance or other proposed strategies, including the pursuit of a tax-advantaged separation of its construction services business and proposed future structure of a pure-play regulated energy delivery company will be achieved. Please refer to assumptions contained in this news release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's most recent Form 10-K and subsequent filings with the Securities and Exchange Commission.
Changes in such assumptions and factors could cause actual future results to differ materially from growth and financial guidance. All forward-looking statements in this news release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, the company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.
Throughout this news release, the company presents financial information prepared in accordance with GAAP, as well as EBITDA by operating segment, EBITDA from continuing operations, 2023 EBITDA guidance, adjusted EBITDA from continuing operations, adjusted income from continuing operations, and adjusted earnings per share from continuing operations, which are considered non-GAAP financial measures. The use of these non-GAAP financial measures should not be construed as alternatives to earnings, operating income or operating cash flows. The company believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance due to its diverse operations. Please refer to the "Non-GAAP Financial Measures" section contained in this document for additional information.

Consolidated Statements of Income
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(In millions, except per share amounts)
Operating revenues:	(Unaudited)
Electric, natural gas distribution and regulated pipeline	$279.5	$263.8	$1,294.0	$1,141.0
Non-regulated pipeline, construction services and other	721.3	738.7	2,228.0	1,978.3
Total operating revenues	1,000.8	1,002.5	3,522.0	3,119.3
Operating expenses:
Operation and maintenance:
Electric, natural gas distribution and regulated pipeline	99.3	89.7	296.8	281.9
Non-regulated pipeline, construction services and other	639.3	677.8	2,008.0	1,795.7
Total operation and maintenance	738.6	767.5	2,304.8	2,077.6
Purchased natural gas sold	56.0	61.8	542.8	444.5
Depreciation, depletion and amortization	53.1	51.8	158.9	158.6
Taxes, other than income	39.5	40.3	156.5	139.3
Electric fuel and purchased power	29.0	20.1	73.8	68.3
Total operating expenses	916.2	941.5	3,236.8	2,888.3
Operating income	84.6	61.0	285.2	231.0
Unrealized gain on investment in Knife River	30.2	—	170.2	—
Other income	8.8	5.8	29.2	2.5
Interest expense	32.1	20.2	82.6	58.3
Income before income taxes	91.5	46.6	402.0	175.2
Income tax expense	13.3	4.3	92.3	28.3
Income from continuing operations	78.2	42.3	309.7	146.9
Discontinued operations, net of tax	(3.3)	105.6	(65.7)	103.5
Net income	$74.9	$147.9	$244.0	$250.4

Earnings per share – basic:
Income from continuing operations	$.38	$.21	$1.52	$.72
Discontinued operations, net of tax	(.01)	.52	(.32)	.51
Earnings per share – basic	$.37	$.73	$1.20	$1.23
Earnings per share – diluted:
Income from continuing operations	$.38	$.21	$1.52	$.72
Discontinued operations, net of tax	(.01)	.52	(.32)	.51
Earnings per share – diluted	$.37	$.73	$1.20	$1.23
Weighted average common shares outstanding – basic	203.6	203.4	203.6	203.4
Weighted average common shares outstanding – diluted	203.9	203.6	203.9	203.4

Selected Cash Flows Information*
	Nine Months Ended
	September 30,
	2023	2022
	(In millions)
Net cash provided by operating activities	$174.9	$284.9
Net cash used in investing activities	(415.7)	(465.4)
Net cash provided by financing activities	192.8	200.9
Increase (decrease) in cash and cash equivalents	(48.0)	20.4
Cash and cash equivalents - beginning of year	80.5	54.2
Cash and cash equivalents - end of period	$32.5	$74.6
*Includes cash flows from discontinued operations.

Capital Expenditures
Business Line	2023 Estimated
(In millions)
Electric	$102
Natural gas distribution	256
Pipeline	134
Construction services	38
Total capital expenditures*	$530

*Excludes "Other" category, as well as net proceeds from the sale or disposition of property
Note: Total capital expenditures is presented on a gross basis
The capital program is subject to continued review and modification by the company. Actual expenditures may vary from the estimates due to changes in project timing.

Non-GAAP Financial Measures
The company, in addition to presenting its earnings in conformity with GAAP, has provided non-GAAP financial measures of EBITDA by operating segment, EBITDA from continuing operations, adjusted EBITDA from continuing operations, 2023 EBITDA guidance, adjusted income from continuing operations and adjusted earnings per share from continuing operations. The company defines EBITDA as net income (loss) attributable to the operating segment before interest; taxes; and depreciation, depletion and amortization; EBITDA from continuing operations as income (loss) from continuing operations before interest; taxes; and depreciation, depletion and amortization; and adjusted EBITDA from continuing operations as income (loss) from continuing operations before interest; taxes; and depreciation, depletion and amortization before any transaction-related impacts from strategic initiatives. The company defines adjusted income (loss) from continuing operations as income from continuing operations attributable to the company before any transaction-related impacts from strategic initiatives, including the unrealized gain on the investment in Knife River; and adjusted earnings per share from continuing operations as earnings per share from continuing operations before any transaction-related impacts from strategic initiatives, including the unrealized gain on the investment in Knife River.

The company believes these non-GAAP financial measures provide meaningful information to investors about operational efficiency compared to the company's peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels, capital investment, the gain on the investment in Knife River and the one-time costs associated with the company's strategic initiatives. The company's management uses the non-GAAP financial measures in conjunction with GAAP results when evaluating the company's operating results and calculating compensation packages. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. The presentation of this additional information is not meant to be considered a substitution for financial measures prepared in accordance with GAAP. The company strongly encourages investors to review the consolidated financial statements in their entirety and to not rely on any single financial measure.

The following tables provide a reconciliation of consolidated income from continuing operations to adjusted income from continuing operations, earnings per share from continuing operations to adjusted earnings per share from continuing operations, GAAP net income to EBITDA from continuing operations, and GAAP net income to adjusted EBITDA from continuing operations for actual as well as forecasted results, as applicable. The reconciliation for each operating segment's EBITDA is included within each operating segment's condensed income statement.

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2023	2022	2023	2022
	(In millions, except per share amounts)
	(Unaudited)
Income from continuing operations	$78.2	$42.3	$309.7	$146.9
Adjustments:
Less: Unrealized gain on investment in Knife River, net of tax*	22.8	—	113.6	—
Costs attributable to strategic initiatives, net of tax*	3.2	—	9.8	—
Adjusted income from continuing operations	$58.6	$42.3	$205.9	$146.9
*Includes unrealized gain of $30.2 million, net of tax of $7.4 million quarter to date and $170.2 million, net of tax of $56.6 million year to date 2023 on retained shares investment in Knife River and costs attributable to strategic initiatives of $4.3 million, net of tax of $1.1 million quarter to date and $12.9 million, net of tax of $3.1 million year to date 2023, which were not included in discontinued operations.

Earnings Per Share Reconciliation
Earnings per share from continuing operations	$.38	$.21	$1.52	$.72
Adjustments:
Less: Earnings per share attributable to unrealized gain on investment in Knife River	.11	—	.56	—
Loss per share attributable to strategic initiative costs	.02	—	.05	—
Adjusted earnings per share from continuing operations	$.29	$.21	$1.01	$.72

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(In millions)
Net income	$74.9	$147.9	$244.0	$250.4
Discontinued operations, net of tax	(3.3)	105.6	(65.7)	103.5
Income from continuing operations	78.2	42.3	309.7	146.9
Adjustments:
Interest expense	32.1	20.2	82.6	58.3
Income taxes	13.3	4.3	92.3	28.3
Depreciation, depletion and amortization	53.1	51.8	158.9	158.6
EBITDA from continuing operations	$176.7	$118.6	$643.5	$392.1
Adjustments:
Less: Unrealized gain on investment in Knife River, net of tax*	22.8	—	113.6	—
Costs attributable to strategic initiatives, net of tax*	3.2	—	9.8	—
Adjusted EBITDA from continuing operations	$157.1	$118.6	$539.7	$392.1

EBITDA Guidance Reconciliation for 2023
	Construction Services
	Low	High
	(In millions)
Income from continuing operations	$125.0	$140.0
Adjustments:
Interest expense	20.0	20.0
Income taxes	40.0	45.0
Depreciation, depletion and amortization	25.0	25.0
EBITDA from continuing operations	$210.0	$230.0

Electric	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2023	2022	Variance	2023	2022	Variance
	(In millions)
Operating revenues	$108.1	$99.3	9%	$294.8	$278.6	6%
Operating expenses:
Electric fuel and purchased power	29.0	20.1	44%	73.8	68.3	8%
Operation and maintenance	30.1	28.7	5%	88.5	91.0	(3)%
Depreciation, depletion and amortization	16.0	15.7	2%	47.8	52.0	(8)%
Taxes, other than income	4.3	4.4	(2)%	13.3	13.5	(1)%
Total operating expenses	79.4	68.9	15%	223.4	224.8	(1)%
Operating income	28.7	30.4	(6)%	71.4	53.8	33%
Other income (expense)	1.3	.5	160%	3.4	(0.8)	NM
Interest expense	7.0	7.0	—%	20.5	21.0	(2)%
Income before taxes	23.0	23.9	(4)%	54.3	32.0	70%
Income tax (benefit) expense	2.1	2.3	(9)%	0.4	(5.5)	107%
Net income	$20.9	$21.6	(3)%	$53.9	$37.5	44%
Adjustments:
Interest expense	7.0	7.0	—%	20.5	21.0	(2)%
Income tax (benefit) expense	2.1	2.3	(9)%	0.4	(5.5)	107%
Depreciation, depletion and amortization	16.0	15.7	2%	47.8	52.0	(8)%
EBITDA	$46.0	$46.6	(1)%	$122.6	$105.0	17%
NM - not meaningful

Operating Statistics	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenues (millions)
Retail sales:
Residential	$33.6	$36.6	$100.0	$100.6
Commercial	47.1	38.4	118.1	105.3
Industrial	10.5	10.8	31.0	31.3
Other	1.8	2.0	5.1	5.4
	93.0	87.8	254.2	242.6
Other	15.1	11.5	40.6	36.0
	$108.1	$99.3	$294.8	$278.6
Volumes (million kWh)
Retail sales:
Residential	275.5	304.9	899.3	906.7
Commercial	692.1	358.3	1,619.9	1,051.7
Industrial	143.5	143.7	435.7	431.7
Other	20.6	21.6	61.5	61.7
	1,131.7	828.5	3,016.4	2,451.8
Average cost of electric fuel and purchased power per kWh	$.024	$.022	$.023	$.026

The electric business reported net income of $20.9 million in the third quarter, compared to $21.6 million for the same period in 2022. This decrease was largely the result of lower residential volumes due to cooler weather and higher operation and maintenance expense, primarily payroll-related costs. The decrease was partially offset by higher retail sales revenue due to rate relief in North Dakota and Montana, an electric service agreement to provide power to a data center near Ellendale, North Dakota, and higher transmission revenue.

The previous table also reflects items that are passed through to customers resulting in minimal impact to earnings. These items include $8.9 million in higher electric fuel and purchased power costs, which increased both operating revenues and electric fuel and purchased power, and higher production tax credits during the quarter, which reduced operating revenues and increased income tax benefits.

The electric business's EBITDA decreased $600,000 in the third quarter of 2023, compared to 2022, primarily the result of lower residential volumes and higher operation and maintenance expense, partially offset by higher retail revenue, as previously discussed.

Natural Gas Distribution	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2023	2022	Variance	2023	2022	Variance
	(In millions)
Operating revenues	$135.0	$132.2	2%	$919.7	$793.3	16%
Operating expenses:
Purchased natural gas sold	59.6	65.3	(9)%	580.3	481.3	21%
Operation and maintenance	55.5	49.5	12%	165.3	154.4	7%
Depreciation, depletion and amortization	23.9	22.7	5%	70.6	67.4	5%
Taxes, other than income	11.3	11.4	(1)%	57.8	51.3	13%
Total operating expenses	150.3	148.9	1%	874.0	754.4	16%
Operating income (loss)	(15.3)	(16.7)	8%	45.7	38.9	17%
Other income	4.7	1.4	236%	14.5	0.3	NM
Interest expense	14.4	10.7	35%	42.2	29.8	42%
Income (loss) before taxes	(25.0)	(26.0)	4%	18.0	9.4	91%
Income tax (benefit) expense	(7.3)	(7.9)	(8)%	—	(1.4)	(100)%
Net income (loss)	$(17.7)	$(18.1)	2%	$18.0	$10.8	67%
Adjustments:
Interest expense	14.4	10.7	35%	42.2	29.8	42%
Income tax (benefit) expense	(7.3)	(7.9)	8%	—	(1.4)	100%
Depreciation, depletion and amortization	23.9	22.7	5%	70.6	67.4	5%
EBITDA	$13.3	$7.4	80%	$130.8	$106.6	23%
NM - not meaningful

Operating Statistics	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenues (millions)
Retail Sales:
Residential	$69.5	$64.9	$516.2	$438.5
Commercial	41.0	44.5	314.6	278.3
Industrial	7.2	7.2	33.1	29.2
	117.7	116.6	863.9	746.0
Transportation and other	17.3	15.6	55.8	47.3
	$135.0	$132.2	$919.7	$793.3
Volumes (MMdk)
Retail sales:
Residential	4.0	4.5	46.5	47.3
Commercial	3.8	4.2	32.5	32.9
Industrial	.9	.9	3.8	3.9
	8.7	9.6	82.8	84.1
Transportation sales:
Commercial	.3	.3	1.4	1.4
Industrial	50.1	42.1	135.9	118.0
	50.4	42.4	137.3	119.4
Total throughput	59.1	52.0	220.1	203.5
Average cost of natural gas per dk	$6.85	$6.82	$7.01	$5.72

The natural gas distribution business reported a seasonal loss of $17.7 million in the third quarter, compared to a loss of $18.1 million for the same period in 2022. Earnings increased due to recovery of short-term debt interest expense in Idaho, related to increased gas costs and rate relief in Idaho and Washington, partially offset by higher operation and maintenance expense, primarily payroll-related costs. The business also experienced a 9.3% decrease in retail sales volumes to all customer classes due to seasonal weather patterns, which was partially offset by weather normalization and decoupling mechanisms.
The previous table also reflects items that are passed through to customers resulting in minimal impact to earnings. These items include $5.7 million in lower natural gas costs, which decreased both operating revenues and purchased natural gas sold, and $900,000 in higher revenue-based taxes that increased both operating revenues and taxes, other than income.
The natural gas distribution business's EBITDA increased $5.9 million in the third quarter, compared to 2022, primarily the result of higher retail revenue, partially offset by higher operation and maintenance expense and lower volumes, as previously discussed.

Pipeline	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2023	2022	Variance	2023	2022	Variance
	(In millions)
Operating revenues	$44.1	$39.7	11%	$127.0	$114.3	11%
Operating expenses:
Operation and maintenance	17.0	14.6	16%	52.7	44.9	17%
Depreciation, depletion and amortization	6.3	6.9	(9)%	20.0	20.0	—%
Taxes, other than income	3.0	3.2	(6)%	9.6	10.0	(4)%
Total operating expenses	26.3	24.7	6%	82.3	74.9	10%
Operating income	17.8	15.0	19%	44.7	39.4	13%
Other income	.9	.6	50%	2.3	—	NM
Interest expense	3.3	2.6	27%	9.5	7.4	28%
Income before taxes	15.4	13.0	18%	37.5	32.0	17%
Income tax expense	3.5	2.8	25%	8.1	7.2	13%
Income from continuing operations	11.9	10.2	17%	29.4	24.8	19%
Discontinued operations, net of tax*	—	(.4)	(100)%	(.5)	(.5)	—%
Net income	$11.9	$9.8	21%	$28.9	$24.3	19%
Adjustments:
Interest expense	3.3	2.6	10%	9.5	7.4	17%
Interest expense included in discontinued operations, net of tax	—	.4	(100)%	.5	.5	—%
Income tax expense	3.5	2.8	25%	8.1	7.2	16%
Depreciation, depletion and amortization	6.3	6.9	(9)%	20.0	20.0	—%
EBITDA	$25.0	$22.5	11%	$67.0	$59.4	12%
*Discontinued operations includes interest on debt facilities repaid in connection with the Knife River separation.

Operating Statistics	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Transportation volumes (MMdk)	146.9	130.9	419.2	357.1
Customer natural gas storage balance (MMdk):
Beginning of period	27.8	14.8	21.2	23.0
Net injection	15.0	13.3	21.6	5.1
End of period	42.8	28.1	42.8	28.1
The pipeline business reported record net income of $11.9 million in the third quarter, compared to $9.8 million for the same period in 2022. The earnings increase was driven by higher transportation revenue, primarily a result of increased contracted volume commitments from the North Bakken Expansion project, higher storage-related revenue and new transportation and storage service rates effective Aug. 1, 2023. The business also benefited from higher allowance for funds used during construction on the company's organic growth projects. The increase was offset in part by higher operation and maintenance expense primarily attributable to payroll-related costs. The business also incurred higher interest expense as a result of higher interest rates and higher debt balances.

The pipeline business's EBITDA increased $2.5 million in the third quarter, compared to 2022, primarily from higher transportation and storage revenues, partially offset by higher operating costs, as previously discussed.

Construction Services	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2023	2022	Variance	2023	2022	Variance
	(In millions)
Operating revenues	$717.4	$737.0	(3)%	$2,218.7	$1,975.1	12%
Cost of sales:
Operation and maintenance	607.9	651.8	(7)%	1,891.1	1,708.1	11%
Depreciation, depletion and amortization	4.7	4.3	9%	13.6	12.6	8%
Taxes, other than income	19.9	20.2	(1)%	71.9	60.5	19%
Total cost of sales	632.5	676.3	(6)%	1,976.6	1,781.2	11%
Gross profit	84.9	60.7	40%	242.1	193.9	25%
Selling, general and administrative expense:
Operation and maintenance	32.6	23.5	39%	94.9	76.0	25%
Depreciation, depletion and amortization	1.2	1.2	—%	3.7	3.3	12%
Taxes, other than income	1.0	1.1	(9)%	3.9	4.0	(3)%
Total selling, general and administrative expense	34.8	25.8	35%	102.5	83.3	23%
Operating income	50.1	34.9	44%	139.6	110.6	26%
Other income	2.0	3.5	(43)%	7.5	4.7	60%
Interest expense	4.7	—	NM	6.6	.2	NM
Income before taxes	47.4	38.4	23%	140.5	115.1	22%
Income tax expense	11.4	9.2	24%	34.5	28.5	21%
Income from continuing operations	36.0	29.2	23%	106.0	86.6	22%
Discontinued operations, net of tax*	—	(1.2)	(100)%	(5.2)	(2.8)	86%
Net income	$36.0	$28.0	29%	$100.8	$83.8	20%
Adjustments:
Interest expense	4.7	—	176%	6.6	.2	74%
Interest expense included in discontinued operations, net of tax	—	1.2	(100)%	5.2	2.8	86%
Income tax expense	11.4	9.2	31%	34.5	28.5	25%
Depreciation, depletion and amortization	5.9	5.5	7%	17.3	15.9	9%
EBITDA	$58.0	$43.9	32%	$164.4	$131.2	21%
*Discontinued operations includes interest on debt facilities repaid in connection with the Knife River separation.
NM - not meaningful

Operating Statistics	Revenue				Gross profit
	Three Months Ended		Nine Months Ended		Three Months Ended		Nine Months Ended
	September 30,		September 30,		September 30,		September 30,
	2023	2022	2023	2022	2023	2022	2023	2022
Business Line:	(In millions)
Electrical & mechanical
Commercial	$266.6	$276.6	$947.8	$706.6	$32.7	$21.8	$99.8	$67.2
Industrial	116.0	132.3	367.3	339.4	8.3	11.3	35.2	33.4
Institutional	76.3	58.9	195.2	155.0	6.1	1.0	11.8	2.3
Renewables	19.2	43.4	43.9	122.8	1.8	(3.9)	2.3	.1
Service & other	38.8	35.3	126.0	127.0	3.6	3.7	14.3	14.7
	516.9	546.5	1,680.2	1,450.8	52.5	33.9	163.4	117.7
Transmission & distribution
Utility	188.8	179.6	508.9	477.5	31.1	25.8	76.9	72.2
Transportation	15.7	16.1	40.6	59.5	1.3	1.0	1.8	4.0
	204.5	195.7	549.5	537.0	32.4	26.8	78.7	76.2
Intrasegment eliminations	(4.0)	(5.2)	(11.0)	(12.7)	—	—	—	—
Total	$717.4	$737.0	$2,218.7	$1,975.1	$84.9	$60.7	$242.1	$193.9

	Backlog at September 30,
	2023	2022
	(In millions)
Electrical & mechanical	$1,526	$1,724
Transmission & distribution	324	278
	$1,850	$2,002
The construction services business reported record third quarter net income of $36.0 million, compared to $28.0 million for the same period in 2022. The electrical and mechanical gross profit increase was largely attributable to the commercial, renewable and institutional markets as a result of efficiency on certain projects from labor and materials, and project mix, partially offset by lower industrial gross profit as a result of lower workloads. Transmission and distribution gross profit increased primarily due to the utility market as a result of project mix. The business was negatively impacted by higher selling, general and administrative costs, due largely to higher payroll-related costs and higher reserves for uncollectible accounts on certain projects. The construction services business also was impacted by increased interest expense from higher working capital needs and higher interest rates.

The construction services business's EBITDA increased $14.1 million in the third quarter, compared to 2022, primarily a result of higher gross profit driven by efficiency on certain projects and project mix, as previously discussed. Slightly offsetting these increases were higher selling, general and administrative costs, as previously discussed.

Other
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2023	2022	Variance	2023	2022	Variance
	(In millions)
Operating revenues	$1.7	$1.5	13%	$6.4	$4.4	45%
Operating expenses:
Operation and maintenance	(2.6)	3.0	(187)%	19.4	12.9	50%
Depreciation, depletion and amortization	1.0	1.1	(9)%	3.2	3.3	(3)%
Total operating expenses	(1.6)	4.1	(139)%	22.6	16.2	40%
Operating income (loss)	3.3	(2.6)	NM	(16.2)	(11.8)	37%
Unrealized gain on investment in Knife River	30.2	—	NM	170.2	—	NM
Other income (expense)	5.8	—	NM	10.0	(1.3)	NM
Interest expense	8.6	.1	NM	12.3	.2	NM
Income (loss) before income taxes	30.7	(2.7)	NM	151.7	(13.3)	NM
Income tax expense	3.6	(2.2)	NM	49.3	(0.5)	NM
Income (loss) from continuing operations	27.1	(0.5)	NM	102.4	(12.8)	NM
Discontinued operations, net of tax*	(3.3)	105.6	(103)%	(60.0)	106.8	(156)%
Net income	$23.8	$105.1	(77)%	$42.4	$94.0	55%

Income (loss) from continuing operations	$27.1	$(0.5)	NM	$102.4	$(12.8)	NM
Adjustments*:
Less: Unrealized gain on investment in Knife River, net of tax*	22.8	—	NM	113.6	—	NM
Costs attributable to strategic initiatives, net of tax*	3.2	—	NM	9.8	—	NM
Adjusted income (loss) from continuing operations	$7.5	$(.5)	NM	$(1.4)	$(12.8)	89%
*Includes unrealized gain on investment in Knife River retained shares of $30.2 million, net of tax of $7.4 million for the quarter and $170.2 million, net of tax of $56.6 million for the nine months ended 2023 and costs attributable to strategic initiatives of $4.3 million, net of tax of $1.1 million for the quarter and $12.9 million, net of tax of $3.1 million for the nine months ended 2023, which were not included in discontinued operations.

NM - not meaningful
On May 31, 2023, the company completed the separation of Knife River, its former construction materials and contracting segment, into a new publicly traded company. As a result of the separation, the historical results of operations for Knife River are shown in income (loss) from discontinued operations, except for allocated general corporate overhead costs of the company, which do not meet the criteria for income (loss) from discontinued operations. Also included in discontinued operations are strategic initiative costs associated with the separation of Knife River.

During the third quarter, Other benefited from an increase of $22.8 million, net of tax, associated with an unrealized gain on the company's retained interest in Knife River. Other also experienced $5.6 million in lower operation and maintenance expense, attributable to lower insurance claims at the captive insurer and corporate overhead costs classified as continuing operations allocated to the construction materials business, partially offset by strategic initiative costs incurred and corporate overhead costs classified as continuing operations allocated to the construction materials business.

Also included in Other are general and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for income (loss) from discontinued operations.

Other Financial Data
	September 30,
	2023	2022*
	(In millions, except per share amounts)
	(Unaudited)
Book value per common share	$13.54	$16.39
Market price per common share	$19.58	$29.67
Market value as a percent of book value	144.6%	181.0%
Total assets	$7,869	$9,607
Total equity	$2,757	$3,492
Total debt	$2,648	$3,028
Capitalization ratios:
Total equity	51.0%	52.8%
Total debt	49.0%	47.2%
	100.0%	100.0%
*2022 amounts include Knife River